Exhibit 99.1

November 24, 2020	Via Email

Mr. William L. Smith Interim Chief Executive Officer Pacific Gas and Electric Company 77 Beale Street San Francisco, CA 94105

Mr. Smith:

As you are aware, as a condition of approval of Pacific Gas and Electric Company’s (PG&E) plan of reorganization, the California Public Utilities Commission (CPUC) instituted a six-step enhanced oversight and enforcement process to ensure PG&E is held accountable for delivering on its safety responsibilities. By this letter, I am writing to inform you that I have directed CPUC staff to conduct fact-finding to determine whether a recommendation to place PG&E into the enhanced oversight and enforcement process is warranted. These fact-finding activities are well underway and are being undertaken expeditiously.

My concerns arose from what appears to be a pattern of vegetation and asset management deficiencies that implicate PG&E’s ability to provide safe, reliable service to customers. Specifically, Wildfire Safety Division Staff has identified a volume and rate of defects in PG&E’s vegetation management that is notably higher than those observed for the other utilities. In addition, CPUC staff are reviewing recent filings made by PG&E in its federal criminal proceeding regarding deficiencies and inconsistencies in its vegetation management practices and recordkeeping.

The CPUC has been intensely focused on progress by PG&E in its wildfire mitigation activities this past year. We will require remediation on specific issues identified in PG&E’s Wildfire Mitigation Plan progress reports. That work will continue, and I have requested staff to further consider whether a pattern of deficiencies in the company’s safety program supports a recommendation to place PG&E into the enhanced oversight and enforcement process.

I also note that a CPUC order to place PG&E into the process does not replace or limit CPUC enforcement authority, including authority to issue Orders to Show Cause and Orders Instituting Investigations and to impose fines and penalties.

At the same time, the Wildfire Safety Division is completing its review of PG&E’s request for issuance of a safety certification, pursuant to the requirements of Assembly Bill 1054. The requirements an electric utility must meet to earn a safety certificate are important and provide a critical snapshot of compliance with prior safety culture recommendations and implementation of PG&E’s approved Wildfire Mitigation Plan. However, the safety certification is separate from the CPUC’s enforcement authority and does not preclude the CPUC from pursuing remedies for past conduct. In particular, the enhanced oversight and enforcement process mentioned above is unique to PG&E because of its failed record in safety, and it is not tied to the statutory requirements for the issuance of a wildfire safety certification.

In short, CPUC staff and I plan to hold PG&E accountable, in real time to fulfill its safety responsibilities, independent and parallel to any other regulatory or judicial process.

The CPUC continues to make customer safety a top priority and expects leadership from PG&E to execute on its safety responsibilities. When PG&E is unable to do this on its own, we have used, and will continue to use, the tools and authority at our disposal to hold PG&E accountable for these responsibilities.

Sincerely,

Marybel Batjer, President California Public Utilities Commission

Cc: Service Lists of I.15-08-019, R.18-12-005 and R.18-10-007

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